Severance Pay Plan for Executives
March 23, 2026

SEVERANCE PAY PLAN FOR EXECUTIVES
TABLE OF CONTENTS
Introduction    1
Who is Eligible?    1
How Do I Become a Participant?    2
Severance benefits    2
Additional Benefits    3
Effect of Reemployment    3
How Do I Make a Claim?    3
What If a Claim is Denied?    4
Statute of Limitations/Lawsuits    4
Non-Assignment of Benefits    4
Administrative Information    4
Your ERISA Rights    5
Assistance With Your Questions    6
Amendment or Termination of the Plan    6
Interpretation of the Plan    6

INTRODUCTION
MiniMed Group, Inc. and its participating affiliates (hereinafter referred to as “MiniMed”) maintain this MiniMed Severance Pay Plan for Executives (hereinafter referred to as the “Plan”) for the benefit of eligible employees. Each of MiniMed’s business units is considered to be an “Employer” for purposes of the Plan.
The Plan may provide severance benefits on account of an eligible employee’s termination of employment. The Plan Administrator (as used herein, MiniMed or its delegate), in its sole discretion, will determine if you are an eligible employee and if you will be awarded severance benefits. If the Plan Administrator determines that you will be awarded severance benefits, you will receive a package describing the terms and conditions of your severance benefits (hereinafter referred to as a “Severance Pay Award”). Any severance benefits payable to you will be determined under the terms of the Plan as in effect on your termination date.
All payments under the Plan will be made from the general corporate assets of the Employer for whom the terminating employee last worked. The payments will not be contingent directly or indirectly upon an employee retiring.
This summary does not describe other benefits that may be available to you after termination of employment under other MiniMed retirement or welfare benefit plans. For example, your rights to accrued vacation pay, incentive/bonus plan payments, and long-term incentives after termination of employment will be determined in accordance with the MiniMed plans or policies applicable to those benefits. Consult the summaries for those other plans for a summary description of those other benefits.

This document entirely supersedes and replaces all prior rules, plans, programs and policies regarding severance pay and severance benefits. If you are entitled to severance benefits under an enforceable change in control agreement or plan, you are not entitled to duplicative benefits under this Plan.

WHO IS ELIGIBLE?
You are eligible to participate in the Plan if you are a citizen or resident of the United States, you are classified as a regular employee of MiniMed and you are an employee with a MiniMed job level of Vice President or above. This includes U.S. expatriates working at a MiniMed location abroad.
You are not eligible to participate in the Plan if you
are a resident of Puerto Rico and employed by a MiniMed Puerto Rico affiliate. In addition, individuals who MiniMed designates as temporary employees (including employees on a temporary agency payroll), leased employees, casual workers, interns, contract workers, independent contractors or similar classifications performing services for MiniMed are not considered regular employees (whether or not they are paid W-2 wages by MiniMed), and are not eligible to participate in the Plan.

In general, you are not eligible to participate in the Plan if your termination of employment is related to:

▶the sale, outsourcing, or divestiture of a MiniMed business, function or service;

▶the sale or transfer of substantially all of the assets used in the trade or business of an Employer;

▶or the transfer of employees to another unrelated entity;
and the buyer, vendor or acquiring entity provides you with continuous employment or offers you employment (whether or not you accept that offer of employment). The rule applies regardless whether your termination of employment from MiniMed and the buyer, vendor or acquiring entity’s offer of employment occurs before or after the sale, outsourcing, divestiture, or transfer. The Plan Administrator, in its sole discretion, may waive this eligibility exclusion.

Employees covered under a collective bargaining agreement (hereinafter referred to as “CBA”) are not eligible to participate in the Plan unless the applicable CBA specifically provides that this Plan applies to employees covered by that CBA. Otherwise, severance benefits for such employees (if any) are governed by the terms of the applicable CBA. In the event of any conflict between the terms of this summary and the terms of the applicable CBA, the terms of the applicable CBA will govern.
If you are eligible to participate in this Plan, you are not eligible to participate in any other severance plan sponsored by MiniMed. The Plan Administrator, in its sole discretion, will determine whether you are eligible to participate in this Plan.

HOW DO I BECOME A PARTICIPANT?
To become a participant in the Plan, the Plan Administrator must determine that you are entitled to a severance benefit. Following that determination, you will be issued a written Severance Pay Award. If the Plan Administrator does not provide you with a Severance Pay Award, no severance benefits will be provided to you and you will not be a participant in the Plan.

If the Plan Administrator determines that you are a participant in the Plan based on an involuntary termination, in most cases you will receive a notice of involuntary termination specifying your future termination date (which will generally be 60 days following the date of the notice). In general, this will be a “non-working” notice – you will not be expected to work during the 60-day period, but you will remain on the MiniMed payroll and continue to participate in other MiniMed retirement and welfare benefit plans for which you are eligible.

For employees eligible for sales incentives on the date of notification, pay during the 60-day “non-working” notice period includes your current fiscal year target incentive, plus your base pay (if applicable). Your current fiscal year target incentive will be based on current account alignments and individual revenue allocations, as applicable. If your current fiscal year target incentive has not been determined at the time of notification, a “deemed” fiscal year target incentive will be established based on your fiscal year target incentive for the most recently completed fiscal year. If no target incentive was established for the prior fiscal year or one cannot be established, a “deemed” fiscal year target incentive will be established by annualizing your commission earnings for the fiscal quarter immediately preceding the notification.

If the Plan Administrator determines that you will receive a Severance Pay Award, you will receive a package (by hand, by mail or by e-mail) that describes the severance benefits and any additional benefits you are entitled to receive (see the “Additional Benefits” section of this summary). The package will include a separation agreement and a release of claims, each in a form and substance acceptable to MiniMed (together, the “Release”). To receive your severance benefits and any additional benefits, you will be required to sign the Release in a timely manner, return all MiniMed property and confidential information, submit all outstanding charges on any company credit card(s) for either reimbursement or payment and comply with all other requirements and conditions specified in the Release. If you do not meet each of these conditions, you will not receive severance benefits or any additional benefits under this Plan.

You become a participant on the date you accept and fulfill all conditions under the Severance Pay Award, including submitting the signed Release in a form and substance acceptable to MiniMed. You will remain a participant until the earlier of the date you are reemployed (see the “Effect of Reemployment” section of this summary), the date you receive all the severance benefits and any additional benefits you are entitled to receive under the Severance Pay Award or the date of your death.

SEVERANCE BENEFITS
Amount of Severance Benefits

The amount of severance benefits payable under the Plan will be determined by the Plan Administrator and specified in the Severance Pay Award issued to you. The Plan Administrator has full and complete discretion to determine the amount of your severance benefits. In general, the amount of severance benefits will be equal to 52 weeks of your base salary. The Plan Administrator has full and complete discretion to determine whether your severance benefits will be less than 52 weeks.
For employees eligible for sales incentives on the date of notification, your “base pay” includes your current fiscal year target incentive, plus your base pay (if applicable). Your current fiscal year target incentive will be based on current account alignments and individual revenue allocations, as applicable. If your current fiscal year target incentive has not been determined at the time of notification, a “deemed” fiscal year target incentive will be established based on your fiscal year target incentive for the most recently completed fiscal year. If no target incentive was established for the prior fiscal year or one cannot be established, a “deemed” fiscal year target incentive will be established by annualizing your commission earnings for the fiscal quarter immediately preceding the notification.
Form and Timing of Payment

All severance benefits payable under the Plan will be paid to you in a single lump-sum payment. The payment will be made on a date specified in your Severance Pay Award and is not eligible for deferral under any non-qualified deferred compensation plan. Any severance benefits you receive under the Plan are subject to federal and state income and employment tax withholding to the extent required by law.
Severance Benefits Not included as Covered Compensation

Any severance benefits you receive under the Plan are not included as “covered compensation” for purposes of determining benefits available under any other MiniMed retirement or welfare benefit plan, unless severance benefits are specifically included under the terms of that plan.
ADDITIONAL BENEFITS
The Plan Administrator, in its sole discretion, will determine if you are entitled to additional benefits. Any additional benefits available to you will be described in your Severance Pay Award. Examples of additional benefits include the following:

Payment for medical benefits. The Plan Administrator may determine that you are entitled to receive a cash payment for the estimated cost of medical benefits. Here’s how it will work – if the Plan Administrator determines that you are entitled to this benefit, you will receive a cash payment equal to 12 months of the anticipated cost of your COBRA premiums for medical coverage, based on your tier of coverage in effect on the date of your non-working notice (i.e., employee-only, employee plus spouse, employee plus children, employee plus family). You will receive this payment whether or not you timely elect COBRA continuation coverage. This amount will be paid in a single lump-sum payment, less applicable taxes, on a date specified in your Severance Pay Award.

The Plan does not subsidize COBRA premiums. If you wish to continue MiniMed health coverage (e.g., medical, dental and/or vision coverage, health FSA coverage and/or EAP coverage) following your termination of employment, you must timely elect COBRA continuation coverage for those health benefits. Consult the summaries for the MiniMed health plans to learn more about your COBRA continuation rights.
In addition, the Plan does not subsidize premiums for other coverage you may be entitled to continue. For example, if you wish to continue your Basic Life Insurance or your Optional, Spouse and Dependent Life Insurance following your termination of employment, you must timely elect to continue coverage for those insurance benefits. Consult the summary for the MiniMed Life Insurance Plan to learn more about your rights to continue life insurance coverage.
Outplacement services. The Plan Administrator may determine that you are entitled to receive outplacement services. In certain cases, these services may be available to you prior to your termination date. There is no charge for outplacement services – the full cost will be paid by MiniMed. The Plan does not provide cash in lieu of outplacement services. The only cash benefits payable under the Plan are the severance benefits and the payment for medical benefits determined under your Severance Pay Award.

EFFECT OF REEMPLOYMENT
If you are re-employed by MiniMed after severance benefits are scheduled, but before you have received any payments, you will receive a pro-rata portion of your severance based on your regular weekly wage before your termination of employment, multiplied by the number of weeks that elapsed between the date of your termination of employment and your rehire date.
If you are re-employed by MiniMed and you have already received payments, you will be asked to repay the amount of severance benefits already paid to you that exceeds your regular weekly wage before your termination of employment, multiplied by the number of weeks that elapsed between the date of your termination of employment and your rehire date.

HOW DO I MAKE A CLAIM?
You may make a claim under the Plan by communicating your request in writing to the claims administrator (the claims administrator is listed in the “Administrative Information” section of this summary). You must file a claim within 3 months after you knew or should have known of the principal facts on which the claim is based.
The 3-month time period also applies to claims other than claims for benefits, such as a claim that you are eligible for Plan benefits or a claim to enforce your rights under ERISA. Anyone claiming a benefit or right by or through you will be treated as knowing everything that you know for purposes of determining the time limit to bring a claim.
If you do not bring a claim within the Plan’s required 3-month time period, you will lose the right to bring that claim. You will have failed to exhaust the Plan’s internal claims procedure process and exhaustion of that process is a prerequisite to bringing a lawsuit under ERISA.
If your claim is denied in whole or in part, the claims administrator will provide you written notice within 90 days, unless there are special circumstances. In some instances, more than 90 days may be required to make a decision. In this case, the claims administrator must notify you that more time (up to 90 additional days) is needed and explain the reasons.
The claims administrator’s written notice that a claim is denied will include the following:
•the specific reason(s) for the adverse decision;
•the specific Plan provisions on which the decision is based;
•a statement of your right to review (on request at no charge) relevant documents and other information; and
•a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement about your right to bring a civil action under ERISA following an adverse determination.
WHAT IF A CLAIM IS DENIED?
If you disagree with a notice of denial of benefits, you have the right to file a written petition for review with the claims administrator within 60 days of receiving the notice. You or your representative must state the specific reasons for appealing the claim.
You or your representative may review pertinent documents and records to help you in appealing your claim.
Within 60 days after receiving your written petition for review, the claims administrator will notify you in writing of the final decision and the reasons for reaching this decision.
If your claim is denied on review, you will be furnished with a written notice of adverse benefit determination on review setting forth:
•the specific reason(s) for the adverse decision on review;
•the specific Plan provisions on which the decision is based;
•a statement of your right to review (on request and at no charge) relevant documents and other information;
•a statement describing any voluntary appeal procedures and your right to obtain information about such procedures; and
•a statement of your right to bring a lawsuit under
§ 502(a) of ERISA.
If you do not appeal within the Plan’s required time period, you will lose the right to appeal and you will have failed to exhaust the Plan’s internal administrative appeal process, which is a prerequisite to bringing a lawsuit under ERISA.

STATUTE OF LIMITATIONS/LAWSUITS
No claimant may begin any legal action to recover Plan benefits, to enforce or clarify rights under the Plan, under ERISA or under any other provision of law, whether or not statutory, until the claims procedures described in this summary have been exhausted in their entirety. Legal action must be commenced in the proper forum before the earlier of 30 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or 12 months after the claimant exhausts the claims procedures under the Plan.
Knowledge of all facts that you knew or reasonably should have known will be imputed to every claimant who is or claims to be entitled to benefits or rights by reference to you or your dependents for the purpose of applying the time periods. In any legal action brought relating to the Plan all explicit and implicit determinations by the claims administrator, MiniMed and any other fiduciary (including determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be given the maximum deference permitted by law.
Any review of a final decision or action of the persons reviewing a claim will be based only on the evidence presented to or considered by those persons at the time they made the decision that is the subject of review.
NON-ASSIGNMENT OF BENEFITS
Benefits under the Plan may not be sold, transferred, pledged or assigned, and any attempt to do so will be null and void.

ADMINISTRATIVE INFORMATION
Official Plan Name
MiniMed Severance Pay Plan for Executives, also commonly referred to in this summary as the Plan.

Plan Type
The Plan is an employee welfare benefit plan.
Plan Number
The Plan is a component plan of the MiniMed Group Inc. Insurance Plan.
Plan Sponsor and Plan Administrator
MiniMed Group, Inc. 18000 Devonshire St.,
Northridge, CA 91325
Phone: (763) 514-4000
Plan Sponsor’s Employer Identification Number
95-4662001
Plan Year
The Plan operates on a calendar year basis, beginning on January 1 and ends on December 31.
Plan Funding
The Plan is a self-funded plan; all benefits are paid by MiniMed. No assets will be specifically earmarked for any payments under the Plan. As a participant, your rights shall be solely those of an unsecured general creditor of MiniMed.
Agent for Service of Legal Process Attention: General Counsel MiniMed Group, Inc. Legal Dept. 18000 Devonshire St.,
Northridge, CA 91325
Legal process also may be served on the Plan Sponsor and Plan Administrator at the address above.

Claims Administrator
VP, Total Rewards MiniMed Group, Inc. 18000 Devonshire St.,
Northridge, CA 91325

YOUR ERISA RIGHTS
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).

ERISA provides that all Plan participants shall be entitled to the following:

Receive Information About Your Plan and Benefits
•Examine (without charge) at the Plan Administrator’s office and at other specified locations—such as work sites and union halls—all documents governing the Plan, including insurance contracts and collective bargaining agreements and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series), and updated Summary Plan Descriptions. The Plan Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.
Know Your Rights
If your claim for a benefit is denied or ignored—in whole or in part—you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce your ERISA rights. For instance:
•If you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials—unless the materials were not sent because of reasons beyond the control of the administrator.
•If you have a claim for benefits which is denied or ignored—in whole or in part—you may file suit in a state or Federal court provided you have exhausted the administrative procedures under the Plan.
•If it should happen that Plan fiduciaries misuse the Plan’s money, or if you’re discriminated against for asserting your ERISA rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.
If you file suit against the Plan, the court will decide who should pay court costs and legal fees. If you’re successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees—for example, if it finds your claim is frivolous.

You may have additional rights under ERISA. However, applicable law and the Plan’s provisions require you to pursue all claim and appeal rights on a timely basis before seeking other legal recourse regarding claims for benefits.

ASSISTANCE WITH YOUR QUESTIONS
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory; or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by:
•Calling the Employee Benefits Security Administration Brochure Request Line (also called the “Publications Hotline”) at 1-866-444-3272;
•Logging on to the Internet at www.dol.gov; or
•Contacting the EBSA field office nearest you.
AMENDMENT OR TERMINATION OF THE PLAN
MiniMed reserves the right to amend or terminate the Plan at any time. If the Plan is amended or terminated after you have received your Severance Pay Award, any severance benefits and additional benefits to which you are entitled will be provided as described in your Severance Pay Award.
INTERPRETATION OF THE PLAN
The Plan Administrator has full and complete discretion to interpret and administer the Plan, and has delegated this authority to the Senior Vice President, Chief Human Resources Officer and the Vice President of Total Rewards (hereinafter the “Authorized Individuals”). Pursuant to this delegation, the Authorized Individuals have full and complete discretion to interpret and administer the Plan including, without limitation, discretionary authority to interpret the Plan, make rules, determine eligibility for benefits, determine coverage and benefit amounts, resolve all claims and disputes regarding the Plan and further delegate any or all of such discretionary authority as they deem appropriate. The decisions of the Authorized Individuals are final and binding on all persons and can be overturned on review only if they are arbitrary, capricious or otherwise constitute an abuse of discretion.

The Authorized Individuals have delegated the responsibility for handling claims and appeals under the Plan to the claims administrator (listed in the “Administrative Information” section of this summary). Pursuant to this delegation, the claims administrator has full and complete discretion to interpret and administer the provisions of the Plan and to determine benefits payable under the Plan.